Exhibit 10.19

215 First St, Suite 200

Cambridge, MA 02142

March 13, 2017

Jigar Raythatha

Dear Jigar,

It is my pleasure to offer to you the position of President & CEO at Constellation Pharmaceuticals, Inc. (“the Company”). This letter and accompanying enclosures will summarize the terms of your employment, should you accept our offer.

Employment: You will be employed to serve in the position of President & CEO, reporting to the Board of Directors. In addition you will be appointed to the Company’s Board of Directors. You agree to devote your full business time, best efforts, skill, knowledge, attention, and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company effective March 20, 2017 or such other date as mutually agreed upon provided it is no later than April 1, 2017.

Compensation: Your base rate of compensation will be at the bi-weekly rate of $15,000.00 (annualized rate of $390,000), which will be paid in accordance with the Company’s regular payroll system. Such base rate of compensation may be adjusted from time to time in accordance with normal business practices and in the sole discretion of the Company.

Annual Discretionary Bonus: If the Board of Directors of the Company approves funding an annual bonus pool for the applicable fiscal year, you will be eligible for participation in the Company’s performance-based cash bonus program using the bonus benchmark of 40% of your annualized base salary as determined by the Board of Directors in its sole discretion; provided, however, that any bonus for the 2017 calendar year shall be prorated based on your start date. The bonus award, if any, will be based on achievement of both individual and Company performance. The Board or its designee in its sole discretion, shall determine whether to award an annual bonus and whether there has been achievement of the applicable targets. Any bonus will be paid to you following the close of the fiscal year to which it relates and in no event later than March 15th of the calendar year in which the bonus was awarded. In any event, you must be an active employee of the Company on the date the bonus is distributed in order to be eligible for a bonus award, as the bonus also serves as an incentive to remain employed by the Company.

Sign-On Bonus: You will receive a sign-on bonus in the amount of $50,000.00, payable on the first pay date following the commencement of your employment. Should you resign without the mutual agreement of the Board of Directors or be terminated for Cause by the Company within the first 12 months of employment, you will be required to repay the Company within 30 days following such termination an amount equal to $4,166.66 multiplied by the number of calendar months remaining until the first anniversary of your start date with the Company. By countersigning this offer letter, you hereby agree to make any repayment required pursuant to this paragraph.

Special Bonus: You will also be eligible to receive a $50,000.00 special retention bonus, less applicable taxes and withholdings. This bonus will be paid if a business deal generating at least $50,000,000 of guaranteed revenue for the Company is executed within 12 months of your start date.

Withholdings: All compensation payable to you shall be subject to applicable taxes and withholdings.

Stock Options: Subject to approval by the Company’s Board of Directors, you will be granted an option to purchase up to 5,900,000 shares of the Company’s common stock, at a price equal to the fair market value of the common stock on the date of the grant, as determined by the Board. This option, if granted, will be subject to the standard terms and conditions of the Constellation Pharmaceuticals Stock Option Plan and the stock option agreement that you must execute in connection therewith. As set forth in the agreement the option will vest over four years at the rate of 25% after twelve months of active employment and an additional 6.25% per quarter for the next twelve successive quarters when, after four full years of active employment, the option will be fully vested. Should you leave the Company before the completion of 12 months of employment with the mutual agreement of the Board of Directors as the result of an alternative CEO being hired there will be a 2.1% accelerated vesting for each complete month you have been employed.

Benefits: You shall also be eligible to participate in any and all other benefit programs that the Company establishes and makes available to its employees from time to time, provided that you are eligible under (and subject to all provisions of) the plan documents governing those programs, including enrollment in the Company’s 401(k) plan, which is currently being offered through Fidelity Investments. Enclosed is a summary of the benefits, which are currently provided to the employees of Constellation Pharmaceuticals. Please note that the benefits made available by the Company, and the rules, terms, and conditions for participation in such benefit plans, may be changed by the Company at any time, and from time to time without advance notice.

Change In Control: The Company has adopted a Change in Control Severance Plan (the “Plan”). This Plan is the sole agreement between the Company and you governing any compensation and/or benefits, equity or otherwise, that you may be eligible to receive in connection with a “Change in Control” (as defined in the Plan), including any and all benefits you may be eligible to receive if you are separated from employment on or following a Change in Control. In the event there is a conflict between the terms of this offer letter and the terms of the Plan, the terms of the Plan shall govern.

Employment At-Will: This offer letter is not intended to create or constitute an employment agreement or contract between you and Constellation for any definite period of time. If you accept the Company’s offer of employment, your employment with the Company will be on an “at-will” basis, meaning that you will have the right to terminate your employment relationship with Constellation at any time for any reason, with or without notice. Similarly, Constellation will have the right to terminate its employment relationship with you at any time for any reason, with or without notice.

Severance Benefits Except in the Event of a Change in Control: Without limiting the at-will nature of your employment with the Company, in the event that Constellation terminates your employment at any time without Cause or if you resign from your employment for Good Reason, Constellation shall pay you in one lump sum a severance payment equivalent to one (1) month’s base salary per month of employment served up to a total of 12 months of your then current base salary, less applicable taxes and withholdings. In addition, for the same period of time provided for in the cash severance payment, or until you obtain alternative coverage, whichever comes first, and provided that you are eligible for and elect group medical and dental insurance continuation coverage pursuant to the federal COBRA law, Constellation will continue to pay its share of the premiums associated with the COBRA continuation coverage to the same extent it was paying such premiums immediately prior to your separation date. Should your employment termination be by mutual agreement between you and the Company, you will be ineligible for cash severance and any other benefits provided for with the exception of those benefits required for by law.

Constellation’s obligations to make, and commence payment of, the severance and premium payments set forth in the section above are contingent upon your execution of a Severance Agreement and Release of Claims (the “Release”) in a form to be provided by the Company (which will include, at a minimum, a release of all releasable claims and non-disparagement, confidentiality, and cooperation obligations). The Release must be signed by you, and any applicable revocation period with respect thereto must have expired, by the 60th day following the end of your employment. If the Release has been signed by you and the Company and any applicable revocation period has expired prior to the 60th day following the end of your employment, then the severance and premium payments described above may be made or commence, as applicable, on such earlier date as may be determined by the Company; provided, however, that if the 60th day following the end of your employment occurs in the calendar year following the year of your separation date, then the payment shall not be made earlier than January 15 of such subsequent calendar year.

For the avoidance of doubt, you shall not be entitled to any severance benefits beyond those provided for in this section by virtue of the end of your employment, except in the event a Change of Control as defined in the Plan has occurred, in which case the severance benefits provided to you as a result of the end of your employment will be as set forth in and pursuant to the terms of the Plan and you will be entitled to no other severance benefits, including those set forth in this section.

Cause: For purposes of this offer letter (and your eligibility to receive and retain certain benefits as set forth in this offer letter), “Cause” shall mean (i) a material breach of any material term of any applicable offer letter or the Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement referred to below, (ii) a plea of guilty or nolo contendere to, or conviction of, the commission of a felony offense or a crime of dishonesty, (iii) repeated unexplained or unjustified absences, refusals or failures to carry out the lawful directions of the Board of Directors of the Company (the “Board”) or the Chief Executive Officer, or the employee’s supervisor, or (iv) willful misconduct that results or is reasonably likely to result in material harm to Constellation.

Good Reason: is defined as (1) a material diminution in the Officer’s base compensation; (2) a material diminution in the Officer’s authority, duties, or responsibilities; (3) a material diminution in the authority, duties, or responsibilities of the employee to whom the Officer is required to report, including a requirement that an Officer report to a corporate officer or employee instead of reporting directly to the Board (or similar governing body with respect to an entity other than a corporation); (4) a material diminution in the budget over which the Officer retains authority; (5) a material change in the geographic location at which the Officer must perform the services; or (6) any other action or inaction that constitutes a material breach by the Company of any agreement under which the Officer provides services.

Payments Subject to Section 409A: This offer letter, and any payments or other benefits under this offer letter, is intended to comply, to the extent applicable, with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and shall, to the extent practicable, be construed in accordance with such section and consistent with Exhibit A to this offer letter.

Company Agreement and Employment Eligibility: The offer of employment is contingent upon satisfactory reference checks, your signing Constellation’s standard Form of Agreement Regarding Inventions, Confidentiality and Proprietary Information (copy attached) and I-9 Employment Verification Form. You will be required to submit documentation that establishes identity and employment eligibility in accordance with the US Immigration and Naturalization requirements within the first three days of your employment with the Company.

Company Policies and Procedures: As an employee of the Company, you will be required to comply with all Company policies and procedures. Violations of the Company’s policies may lead to immediate termination of your employment. Further, the Company’s premises, including all workspaces, furniture, documents, and other tangible materials, and all information technology resources of the Company (including computers, data and other electronic files, and all internet and email) are subject to oversight and inspection by the Company at any time. Company employees should have no expectation of privacy with regard to any Company premises, materials, resources, or information.

Miscellaneous: You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter. If there are any other agreements of any type that you are aware of which may impact or limit your ability to perform your job at Constellation, please let us know as soon as possible.

Please note that this offer letter is your formal offer of employment and supersedes any and all prior or contemporaneous agreements, discussions and understandings, whether written or oral, relating to the subject matter of this letter or your employment with the Company. The resolution of any disputes under this letter will be governed by Massachusetts law.

Please indicate your acceptance of this offer by signing on the appropriate space below and returning a signed copy either electronically or along with the other necessary agreements referenced in this letter to the attention of Brenda Sousa at Constellation Pharmaceuticals. We will discuss a formal start date and transition plan upon your acceptance of this offer.

We are all very excited about the opportunity to work with you, Jigar. Feel free to contact Brenda Sousa or me if you have any questions or need more information. On behalf of all our team members, let me extend a sincere welcome.

Sincerely,

/s/ Mark A. Goldsmith
Mark A. Goldsmith, M.D., Ph.D.
Chairman of the Board
Constellation Pharmaceuticals, Inc.

I accept the above terms of employment as stated:

/s/ Jigar Raythatha	5/16/17
Jigar Raythatha	Date

Enclosures:

~Summary of Constellation Benefits

~Constellation’s Standard Form of Agreement Regarding Employee

   Non-Competition, Non-Solicitation, Confidentiality and Assignment

Exhibit A

Payments Subject to Section 409A

The following rules shall apply with respect to distribution of the payments and benefits, in any, to be provided under this offer letter:

(a)	It is intended that each installment of the severance payments and benefits provided under this offer letter shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code and the guidance issued thereunder (“Section 409A”). Neither you nor Constellation shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(b)	If, as of the date of your “separation from service” from Constellation, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments and benefits shall be made on the dates and terms set forth in this offer letter.

(c)	If, as of the date of your “separation from service” from Constellation, you are a “specified employee” (within the meaning of Section 409A), then:

(i)	Each installment of the severance payments and benefits due under this offer letter, that in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extend permissible under Section 409A and shall be made on the dates and terms set forth in this offer letter; and

(ii)	Each installment of the severance and benefits due under this offer letter that is not described in paragraph (i) above and that would, absent this subsection, be paid within the six-month period following your “separation from service” from Constellation shall not be paid until the date that is six months and one day after such separation from service, (or, if earlier, upon your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if any to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation Section 1.409A-1(b)(iii) (relating to separation pay upon an involuntary “separation from service”. Any installments that qualify for the exception under Treasury Regulation Section 1.409A- 1(b)(9)(iii) must be paid no later than the last day of the Employee’s second taxable year following the taxable year in which separation from service occurs.

(d)	The determination of whether and when your separation from service from Constellation has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this paragraph (d), “Constellation” shall include all persons with whom Constellation would be considered a single employer under Sections 414(b) and 414(c) of the Code.

(e)	All reimbursements and in-kind benefits provided under this offer letter shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable the requirement that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this offer letter), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

(f)	Notwithstanding anything to the contrary in this offer letter, any payment or benefit under this offer letter or otherwise that may be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to you only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which your “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which your “separation from service” occurs.